EX-28.h.2.j

DFA INVESTMENT DIMENSIONS GROUP INC.

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM NUMBER TEN

THIS ADDENDUM is made as of the 24th day of March, 2003, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (“DFAIDG”), and PFPC INC.-, formerly known as “Provident Financial Processing Corporation,” (“PFPC”).

WITNESSETH:

WHEREAS, DFAIDG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, DFAIDG has retained PFPC to provide certain administration and accounting services pursuant to an Administration and Accounting Services Agreement dated June 19, 1989, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

WHEREAS, the parties wish to establish procedures for the provision of pricing information to Fidelity Management Trust Company (“Fidelity”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.	DFAIDG hereby authorizes and instructs PFPC to comply with the procedures set forth on Schedule A hereto in processing purchase and sale transactions in respect of DFAIDG’s U.S. Micro Cap Portfolio effected by Fidelity for the qualified retirement plans for which Fidelity serves as agent.

2.	DFAIDG may, upon Written Instruction, add additional portfolios to which this Addendum Number 10 applies.

3.	DFAIDG hereby agrees to indemnify and hold harmless PFPC to the same extent as if this Amendment Number 10 was a Written Instruction (as defined in the Agreement).

4.	In all other respects, the Agreement shall remain unchanged and in full force and effect.

5.	This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their duly authorized officers designated below on the date and year first above written.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Catherine L. Newell
Name:	Catherine L. Newell
Title:	Vice President and Secretary

PFPC INC.

By:	/s/ Neal J. Andrews
Name:	Neal J. Andrews
Title:	Senior Vice President

SCHEDULE A

REMOTE PRICING PROCEDURES

Price Information shall be provided by PFPC to Fidelity as follows:

(1) PFPC will transmit the following information to Fidelity via facsimile to the numbers indicated on Schedule B attached hereto by no later than 6:30 p.m. ET each Business Day: (1) the confirmed net asset value for each Fund at the Close of Trading, (2) the change in each Fund’s net asset value from the Close of Trading on the prior Business Day, (3) in the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor (“mil rate”) and the change in the mil rate from the Close of Trading on the prior Business Day, and (4) on ex dividend date, if applicable, dividend and capital gain information (collectively, “Price Information”).

(2) In the event that PFPC is unable to provide such information by facsimile by 6:30 p.m. ET on a particular Business Day, PFPC will call Fidelity via telephone, at the numbers indicated on Schedule B hereto.

(3) In the event that a net asset value for a Fund cannot be determined prior to 6:30 p.m. ET, PFPC shall attempt to contact the CFO (currently, Mike Scardina), the Vice President in charge of Institutional Sales (currently, John Siciliano) and/or the Vice President who is in charge of client purchases or redemptions (currently, Rick Eustice) to determine the net asset value(s) to transmit to Fidelity via the methods outlined above. PFPC is entitled to rely on the net asset value(s) provided by any one of the foregoing individuals without contacting the remaining individuals. If PFPC cannot reach any of such personnel prior to the deadline to transmit such instruction to Fidelity, PFPC shall transmit to Fidelity by 6:45 p.m. E.T. the net asset value from the prior trading day for such Fund.

SCHEDULE B

Pricing and Trading Contacts:
Fidelity:

Facsimile
Primary Number:	617-385-1258	Secondary Number:	617-476-0355

Telephone Numbers:
Pricing Hotline:	617-476-7200	Robert Elliott	617-563-0957

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